UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2005

SEGUE SOFTWARE, INC.

(Exact name of registrant as specified in charter)

Delaware	0-27794	95-4188982
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Spring Street, Lexington, Massachusetts 02421

(Address of Principal Executive Offices) (Zip Code)

(781) 402-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On December 16, 2005, Segue Software, Inc., a Delaware corporation (the “Company”) received from the holders of the Company’s Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) and Series C Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”) an election to convert all of the shares of Series B Preferred Stock and Series C Preferred Stock outstanding on such date. In accordance with the terms of the Company’s certificate of incorporation (as amended by any certificates of designations in respect of the Series B Preferred Stock or Series C Preferred Stock), in exchange for each share of Series B Preferred Stock or Series C Preferred Stock, as applicable, the Company has issued to the holder thereof one share of Common Stock, par value $0.01 per share of the Company (the “Common Stock”). In total, the Company issued 948,597 shares of Common Stock upon conversion of 948,597 shares of Series B Preferred Stock and 604,895 shares of Common Stock upon conversion of 604,895 shares of Series C Preferred Stock. The Company has issued the Common Stock upon conversion of the Series B Preferred Stock and Series C Preferred Stock in reliance on the exemption from registration for exchanges of securities with existing security holders by virtue of Section 3(a)(9) of the Securities Act of 1933, as amended.

Although the Company has provided, on October 28, 2005, the holders of Series B Preferred Stock and Series C Preferred Stock with notice of the Company’s intention to redeem such capital stock on December 28, 2005, as a result of the conversions described above, no redemption of shares of Series B Preferred Stock or Series C Preferred Stock will be effected.

Item 8.01 Other Events

On December 19, 2005, the Company issued a press release concerning the conversion of certain outstanding shares of Series B Preferred Stock and Series C Preferred Stock into shares of Common Stock. A copy of such press release is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1 – Press Release issued by the Company on December 19, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEGUE SOFTWARE, INC.

Date: December 19, 2005	By:	/S/ MICHAEL SULLIVAN
Michael Sullivan Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by the Company on December 19, 2005